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                                                                       EXHIBIT 5

                            MTI SHAREHOLDER AGREEMENT


         This Shareholder Agreement (the "AGREEMENT") is entered into as of March 22, 2001, by and among Micron Electronics, Inc., a Minnesota corporation, (the "COMPANY") and Micron Technology, Inc., a Delaware corporation ("MTI").


                                    RECITALS
        A. Concurrently with the execution of this Agreement, the Company, Interland Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of the Company ("MERGER SUB"), and Interland, Inc., a Georgia corporation ("INTERLAND"), are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") that provides for the merger of Merger Sub with and into Interland (the "MERGER"). Pursuant to the Merger, shares of common stock of Interland, no par value per share, will be converted into shares of the Company's Common Stock on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

        B. As a material inducement for the Company and Interland to enter into the Merger Agreement, the Company and MTI desire to enter into this Agreement, which, among other things, places certain restrictions on MTI individually and on the Company's securities that MTI holds.

       NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, the parties hereby agree as follows:


       1.       RESTRICTIONS ON TRANSFER OF SHARES

                MTI hereby agrees that it shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of capital stock of the Company (the "SHARES") held by MTI during the period beginning on the Effective Time and ending on the nine month anniversary of the Effective Time; PROVIDED, that following the nine month anniversary of the Effective Time, the obligations of MTI under this Section 1 shall terminate immediately; and PROVIDED, FURTHER, that notwithstanding the foregoing, any Shares held by MTI may be transferred (i) to the Company or to a person or persons that the Company has approved in writing; (ii) pursuant to a Bona Fide Public Offering (as defined below) that includes securities of the Company being sold by MTI; (iii) in response to a Third Party tender offer or exchange offer;
(iv) in a merger or consolidation; (v) pursuant to a plan of liquidation that is authorized by the Company's Board; (vi) from MTI to Micron Foundation; (vii) pursuant to a pledge of any Shares made pursuant to a bona fide loan transaction that creates a security interest; (viii) to any controlled Affiliate of MTI; or
(ix) to any other transferee; provided, however, that with respect to clauses
(vi), (vii), (viii) and (ix) of this sentence, the transferee must agree in writing to be bound by this Section 1 with respect to any transferred Shares. As used in this Agreement, "BONA FIDE PUBLIC OFFERING" means a public offering of securities of
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the Company registered under the Securities Act in which registration has been declared effective by the Securities and Exchange Commission.

                2.      STANDSTILL PROVISIONS.

                2.1 STANDSTILL. MTI hereby agrees that, until the eighteen-month anniversary of the Effective Time, MTI will not, without the Company's prior written consent, acquire, or enter into discussions, negotiations, arrangements or understandings with any third party to acquire, beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of any securities of the Company entitled to vote with respect to the election of any directors of the Company ("VOTING STOCK"), any securities convertible into, exchangeable for or exercisable for, or that may otherwise become, Voting Stock, or any other right to acquire Voting Stock; other than (a) by way of stock dividend or other distribution or rights or offerings made available to holders of shares of Voting Stock generally, or (b) as a result of any exercise of stock purchase rights pursuant to any stockholder rights plan.

         For purposes of this Section 2, any Shares or options or rights to acquire such Shares acquired by Affiliates of MTI who are also employees or directors of the Company shall be excluded from the calculation of the number of shares of Voting Stock held by MTI.

                2.2 EXCEPTIONS TO STANDSTILL. Notwithstanding the restrictions set forth in Section 2.1 above:

                        (a) EXCEPTIONS. MTI may acquire Voting Stock, and the limitations of Section 2.1 shall be (x) suspended, upon the earlier of: (i) the date that a third party not affiliated with MTI commences a tender or exchange offer that is made and is not withdrawn or terminated to purchase, or to exchange for cash or other consideration, Voting Stock that, if accepted or if otherwise successful, would result in such person or group beneficially owning or having the right to acquire shares of Voting Stock (not counting any shares of Voting Stock originally acquired by such third party from MTI or any Affiliate of MTI) with aggregate Voting Power (as defined below) representing more than 50% of the Total Voting Power (as defined below) of the Company then in effect PROVIDED, HOWEVER, that the foregoing standstill limitation will be reinstated if any such tender or exchange offer is withdrawn or terminated, (ii) the public announcement by the Company that it has entered into any agreement with respect to a merger, consolidation, reorganization or similar transaction involving the Company in which all the shareholders of the Company before such transaction collectively will own less than 50% of the outstanding voting stock of the surviving or acquiring entity immediately after such transaction PROVIDED, HOWEVER; that the foregoing standstill limitation will be reinstated if such transaction is terminated prior to consummation thereof, or (iii) the public announcement by the Company that it has entered into any agreement with respect to the sale or disposition of all or substantially all of the Company's assets; PROVIDED, HOWEVER; that the foregoing standstill limitation will be reinstated if such transaction is terminated prior to consummation thereof, or
(y) terminated upon the percentage of Voting Stock beneficially owned MTI falling below 5%.

                        (b) VOTING POWER. As used in this Section 2, (i) the term "VOTING POWER" means the number of votes such Voting Stock is entitled to cast with respect to the

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election of directors of the Company at any meeting of shareholders of the
Company; (ii) the term "TOTAL VOTING POWER" means the total number of votes which may be cast in the election of directors of the Company at any meeting of shareholders of the Company if all Voting Stock was represented and voted to the fullest extent possible at such meeting; and (iii) the term "AFFILIATE OF MTI" shall mean any entity or person controlling, controlled by or under common control with MTI (except as set forth in the last paragraph of Section 2.1).

         3.     COMPANY'S CALL OPTION

                3.1 CALL OPTION. At any time and from time to time during the period beginning at the Effective Time and ending on the second year anniversary of the Effective Time, the Company shall have the right to require MTI to sell to the Company in accordance with this Section 3, for cash, that number of shares held by MTI in excess of twenty five percent (25%) of the outstanding shares of capital stock of the Company as of the date of the Call Notice (as defined below) (the "CALL OPTION").

                3.2 NOTICE. The Company may exercise the Call Option after a ten day period beginning upon delivery of written notice to MTI (a "CALL NOTICE") specifying, (i) the Company's bona fide intention to exercise the Call Option, (ii) the number of shares that the Company shall purchase from MTI,
(iii) the number of shares expected to represent twenty five percent (25%) of the outstanding shares of capital stock of the Company as of the expected date of payment, (iv) the proposed closing date of the sale, which date shall be within ten days of the delivery of such Call Notice, and (v) the purchase price and other relevant terms of the sale; provided, however, that (A) the Company may not deliver more than one Call Notice during any 3 month period, (B) the Company shall purchase a minimum number of shares pursuant to such Call Notice equal to two and one-half percent (2.5%) of the outstanding shares of capital stock of the Company as of the expected date of closing of the sale, and (C) each Call Notice shall be an irrevocable offer to purchase such shares on the proposed closing date of the sale.

                3.3 PAYMENT OF PURCHASE PRICE.Subject to the notice requirement provided in Section 3.2, the Company shall deliver to MTI on the proposed closing date of the sale, which date shall be no later than ten days after the date of the Call Notice unless otherwise agreed by the parties, the purchase price of the shares being purchased by the Company in same day funds via wire transfer to the account specified by MTI and a certificate signed by an officer of the Company that verifies the number of issued and outstanding shares of the Company's capital stock as of the payment date. The purchase price of any shares purchased from MTI by the Company pursuant to this Section 3 shall be the shares are traded on a national securities exchange or the Nasdaq National Market, the average of the closing prices of the securities on such exchange over the 20 trading day period ending 2 days prior to the purchase of the shares under the Call Option; provided, however, if the shares are not traded on a national securities exchange or the Nasdaq National Market, the Company may not exercise its option to purchase shares pursuant to this Section 3.

         4.     ACCESS TO INFORMATION; COOPERATION.

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                4.1     ACCESS; COOPERATION. So long as MTI holds that holds at
least five percent (5%) of the outstanding Voting Stock, MTI shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review the books and records of the Company and such other information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that all requests for information shall be reasonably related to MTI's position as a stockholder. The Company shall cooperate with MTI with respect to any such requests.

                4.2 BASIC FINANCIAL INFORMATION. After the Effective Time, the Company will furnish the following reports to MTI so long as it holds at least 10% of the outstanding Voting Stock:

                        (a) As soon as practicable after the end of each fiscal month, and in any event within 30 days thereafter, a consolidated balance sheet of the Company and consolidated statement of stockholders' equity as of the end of each such fiscal month (including the number of outstanding shares of capital stock of the Company as of the end of such fiscal month), and a consolidated statement of income and a consolidated statement of cash flows of the Company for such fiscal month, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements. In addition, the Company will furnish MTI, upon the reasonable request of MTI to comply with applicable law and the rules of any national stock exchange or national stock market.

                        (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, the Company will furnish MTI a consolidated balance sheet of the Company and consolidated statement of stockholders' equity as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period, prepared in accordance with generally accepted accounting principles.

                        (c) As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish MTI a consolidated balance sheet of the Company and consolidated statement of stockholders' equity, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

                4.3 CONFIDENTIALITY. MTI shall keep confidential any information obtained pursuant to Sections 4.2 and 4.3; provided, however, that it may use and disclose such information in as a part of its financial, accounting or tax reporting, or any other reports or filings with any federal, state or local governmental authority or national stock exchange or national stock market. The foregoing confidentiality obligations shall lapse with respect to information which (i) is or becomes generally available to the public other than as a result of a disclosure by MTI in violation of this Agreement; (ii) was available to MTI on a nonconfidential basis prior to its disclosure by MTI;
(iii) becomes available to MTI on a nonconfidential basis from a person

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other than the the Company who is not otherwise known to MTI to be bound by confidentiality obligations with the Company; or (iv) was independently developed by the MTI without reference to or use of the confidential information.

         5. REPRESENTATIONS AND WARRANTIES OF MTI. MTI represents and warrants to the Company that as of March 22, 2001, MTI is the sole record and beneficial owner of 58,622,863 shares of common stock of the Company and the Micron Foundation is the sole record and beneficial owner of 435,000 shares of common stock of the Company, in each case, free and clear of any Encumbrances.

         6.     GENERAL PROVISIONS.

                6.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):


                (a)     if to the Company or Merger Sub, to:

                        Micron Electronics, Inc.
                        900 E. Karcher Road
                        Nampa, ID 83687-3045
                        Attention:  Joel J. Kocher
                        Facsimile No.: (208) 898-3424

                        with a copy to:

                        Fenwick & West LLP
                        Two Palo Alto Square
                        Palo Alto, California 94306
                        Attention:   Dennis R. DeBroeck
                        Facsimile No.: 650-494-1417

                (b)     if to MTI, to:

                        Micron Technology, Inc.
                        8000 S. Federal Way
                        Boise, ID   83712
                        Attention: Wilbur G. Stover
                        Facsimile No.: (208) 368-4242

                        with a copy to:


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                        Wilson Sonsini Goodrich & Rosati,
                        Professional Corporation
                        650 Page Mill Road
                        Palo Alto, California 94304
                        Attention:   John A. Fore
                        Facsimile No.: 650-493-6811

                  6.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                  6.3 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and its Exhibits (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

                  6.4 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  6.5 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  6.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                  6.7 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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                  6.8   BINDING EFFECT AND ASSIGNMENT. This Agreement and all of
the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties. Any purported assignment in violation of this Section shall be void.


                  6.9 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


                  6.10 COSTS AND ATTORNEYS' FEES. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

                  6.11 TITLES AND HEADINGS. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to "sections" and "exhibits" will mean "sections" and "exhibits" to this Agreement.

                  6.12 AMENDMENT AND WAIVERS. This Agreement may be amended only by a written agreement executed by each of the parties hereto; provided, however, that any amendment to this Agreement must be approved on the part of the Company by the board of directors of the Company, including the affirmative vote of at least one director that is not affiliated with MTI. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

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         IN WITNESS WHEREOF, the parties have executed this Shareholder
Agreement on the date and year first written above.


MICRON ELECTRONICS, INC.:
Name:            /s/ JOEL J. KOCHER
                 ------------------------------------------
By:              JOEL J. KOCHER
                 ------------------------------------------
Title:           Chairman and Chief Executive Officer
                 ------------------------------------------

MICRON TECHNOLOGY, INC.:

Name:            /s/ WILBUR G. STOVER, JR.
                 ------------------------------------------
By:              WILBUR G. STOVER, JR.
                 ------------------------------------------
Title:           Chief Financial Officer and
                 ------------------------------------------
                 Vice President of Finance
                 ------------------------------------------



                  [SIGNATURE PAGE TO MTI SHAREHOLDER AGREEMENT]